EXHIBIT INDEX


EXHIBIT NO.    TITLE OF DOCUMENT

 8.            Opinion of Paul, Hastings, Janofsky &
               Walker LLP

 23.     1a.   Consents of Kenny S&P Evaluation Services,
               a division of J.J. Kenny Co., Inc.

         1b.   Consent of Deloitte & Touche LLP

         1d.   Consent of Standard & Poor's

 27.     1.    Financial Data Schedule